SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

August 26, 2005

MedImmune, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-19131 (Commission File No.)	52-1555759 (I.R.S. Employer Identification No.)

One MedImmune Way, Gaithersburg, MD 20878

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (301) 398-0000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

MedImmune, Inc. (the “Company”) is currently party to a Co-Promotion Agreement with Abbott Laboratories (“Abbott”), dated as of November 26, 1997, a copy of which is attached as Exhibit 10.76 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997 (the “Co-Promotion Agreement”). Under the terms of the Co-Promotion Agreement, Abbott has the obligation to perform certain promotional services related to the sales in the United States of Synagis® (palivizumab), a monoclonal antibody product manufactured and sold by the Company, and Abbott has the right to receive a portion of the net sales of Synagis in the United States.

On August 26, 2005, the Company and Abbott entered into an amendment to the Co-Promotion Agreement stating that Abbott will continue to provide promotional activities with respect to Synagis in the United States until June 30, 2006 but not thereafter, and will also transfer applicable information related to the promotion of Synagis to the Company. Through December 31, 2006, the Company has agreed to make certain payments to Abbott, including increased incentive payments compared to the previous co-promotion agreement, after certain sales thresholds have been met. In addition, if Numax™ (motivizumab), a product in development by the Company as a potential successor to Synagis, is not approved by the United States Food and Drug Administration before September 1, 2008, the Company may have to pay Abbott a portion of the proceeds from the sales of Synagis in the U.S. for up to a two-year period beginning at such time. A copy of the press release announcing the execution of this amendment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

The Company furnishes a copy of the press release issued on August 31, 2005, attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibit	Description

99.1	Press Release issued August 31, 2005, titled “MedImmune Amends U.S. Co-Promotion Agreement for Synagis® with Abbott.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIMMUNE, INC.

Date: August 31, 2005	By: /s/ William C. Bertrand, Jr.

Name: William C. Bertrand, Jr.
Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release issued August 31, 2005, titled “MedImmune Amends U.S. Co-Promotion Agreement for Synagis® with Abbott.”